Exhibit 10.22

AMENDED AND RESTATED

COTT CORPORATION

EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

(Time-Based Vesting)

1. Restricted Share Unit Award — Terms and Conditions. Under and subject to the provisions of the Amended and Restated Cott Corporation Equity Incentive Plan (the “Plan”) and upon the terms and conditions set forth herein, Cott Corporation (the “Company”) has granted to                      (the “Grantee”), effective                      (the “Date of Grant”), a Restricted Share Unit Award (the “Award”) of                      restricted share units (such units, the “Units”), in respect of services to be provided by the Grantee in                      and thereafter. At all times, each Unit shall be equal in value to one common share in the capital of the Company (each, a “Share”). Such Award is subject to the terms and conditions of this Restricted Share Unit Agreement (the “Agreement”) and the Plan.

(a) Vesting. Upon the first, second and third anniversaries of the Date of Grant (each, a “Vesting Date”), one-third of the Units that have not been previously forfeited shall become vested. The Human Resources and Compensation Committee of the Company’s Board of Directors (the “Committee”) may, in accordance with the Plan and to the extent permitted by Section 409A of the Code (if applicable), accelerate the vesting period as to some or all of the Units at any time.

(b) Payout of Award. Provided the Award has not previously been forfeited, as soon as administratively practicable following a Vesting Date, but in no event later than the later to occur of (i) sixty (60) days following the expiration of the Vesting Date, and (ii) the date that audited financial statements are available for the Company’s fiscal year during which the Vesting Date occurs, the Company shall issue to the Grantee in a single payment the number of Shares underlying the Units that have become vested as of the Vesting Date. The Shares issued by the Company hereunder may at the Company’s option be either (i) evidenced by a certificate registered in the name of the Grantee or his or her designee; or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Company’s stock transfer agent or its designee.

(c) Rights Prior to Vesting. Until a Vesting Date, the Grantee shall not have any rights as a shareholder with respect to the Shares underlying the Units which have not previously vested (except as provided in the following paragraph). If the number of outstanding common shares of the Company (“Common Shares”) is changed as a result of a stock dividend, stock split or the like, without additional consideration to the Company, the Units subject to this Award shall be adjusted to correspond to the change in the Company’s outstanding Common Shares. Upon vesting and payout of the Award, the Grantee may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of Shares to which the Grantee is entitled pursuant hereto.

As of any date that the Company pays an ordinary cash dividend on its Shares, the Company shall credit the Grantee with a dollar amount equal to (i) the per share cash dividend paid by the Company on its Shares on such date, multiplied by (ii) the total number of Units that are outstanding immediately prior to the record date for that dividend (a “Dividend Equivalent Right”). Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Section 1(c) shall be subject to satisfaction of the same vesting, payment and other terms, conditions and restrictions as the original Units to which they relate; provided, however, that the amount of any earned Dividend Equivalent Rights shall be paid in cash at the same time as the related Units. No crediting of Dividend Equivalent Rights shall be made pursuant to this Section 1(c) with respect to any Units which, immediately prior to the record date for that dividend, have been paid out or forfeited pursuant to the terms of the Plan.

2. Prohibition Against Transfer. Until vesting and payout, the Units subject to the Award, and any interest in the Shares and the rights granted under this Agreement are not transferable or assignable other than for normal estate settlement purposes. Until vesting and payout, the Units subject to the Award, and any interest in the Shares related thereto, may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

3. Securities Law Requirements. The Company shall not be required to issue Shares pursuant to the Award, to the extent required, unless and until (a) such Shares have been duly listed upon each stock exchange on which the Common Shares is then registered; and (b) a registration statement under the Securities Act of 1933 with respect to such Shares is then effective.

4. Incorporation of Plan Provisions. This Agreement is made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

5. Compliance with Section 409A of the Code. To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. The Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of the Grantee). Notwithstanding the foregoing, no particular tax result for the Grantee with respect to any income recognized by the Grantee in connection with the Agreement is guaranteed, and the Grantee solely shall be responsible for any taxes, penalties or interest imposed on the Grantee under Section 409A in connection with the Agreement. Reference to Section 409A of the Code will also include any regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

6. Tax Withholding.

(a) Grantees Other Than UK Grantees. The Grantee shall pay all applicable income and employment taxes (including taxes of any foreign jurisdiction) which the Company or a Subsidiary is required to withhold at any time with respect to the Units. Such payment shall be made in full, at the Grantee’s election, in cash or check, by withholding from the Grantee’s next normal payroll check, or by the relinquishment of Shares that otherwise would be issued to the Grantee pursuant to this Agreement. Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s common stock on the date such withholding obligation arises.

(b) UK Grantees. By executing this Agreement, the Grantee agrees with the Company (for itself and on behalf of the Grantee’s employing company (the “Employer”)) that the Company (or, if it is the secondary contributor in respect of the Grantee for the purposes of national insurance contributions, the Employer) may recover from the Grantee (by deduction or otherwise) an amount equal to any secondary Class 1 contributions payable in respect of the acquisition by the Grantee of any Shares pursuant to this Agreement, together with any income tax and primary Class 1 contributions due under the Pay As You Earn system in respect of any Shares acquired by the Grantee pursuant to this Agreement and the Grantee hereby agrees to indemnify the Company and the Employer for such amounts. For the avoidance of doubt, a broker or trustee instructed by the Grantee shall be entitled to retain, out of the aggregate number of Shares issued in the name of the Grantee and to which the Grantee would otherwise be entitled pursuant to this Agreement, and sell as agent for the Grantee, such number of Shares as in the opinion of the Company or the Employer will realize an amount equivalent to any amount due from the Grantee pursuant to this Section and to pay such proceeds to the Employer to reimburse it for such amount.

7. Employment. The rights and obligations of the Grantee under the terms of his office or employment with the Employer will not be affected by his participation in the Plan or any right which he may have under this Agreement and this Agreement does not form part of any contract of employment between the Grantee and the Employer. If the Grantee’s office or employment is terminated for any reason whatsoever (and whether lawful or otherwise) he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under this Agreement or otherwise in connection with the Plan.

8. Beneficiary Designation. The Grantee may, subject to compliance with all applicable laws, name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of the Grantee’s death before the Grantee receives any or all of such benefit. Each designation will revoke all prior designations by the Grantee, shall be in the form as may be prescribed by the Committee, and will be effective only when filed by the Grantee in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to his or her estate.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and the laws of the United States applicable therein.

10. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

11. Entire Agreement.

(a) The Grantee hereby acknowledges that he or she has received, reviewed and accepted the terms and conditions applicable to this Agreement, and has not been induced to enter into this Agreement or acquire any Units by expectation of employment or continued employment with the Company or any of its subsidiaries. The granting of the Award and the issuance of Units are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this Agreement.

(b) The Grantee hereby acknowledges that he or she is to consult with and rely upon only the Grantee’s own tax, legal, and financial advisors regarding the consequences and risks of this Agreement and the award of Units.

(c) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

12. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Cott Corporation has caused this Agreement to be duly executed by one of its duly authorized officers, and the Grantee has executed this Agreement, effective as of the day and year first above written.

COTT CORPORATION

By:
Print Name:
Title:

GRANTEE:

By:
Print Name:

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